Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Osprey Technology Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated April 8, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Osprey Technology Acquisition Corp. (formerly known as Osprey Energy Acquisition Corp. II) as of December 31, 2018 and for the period from June 15, 2018 (inception) through December 31, 2018 appearing in the Registration Statement on Form S-1, as filed (File No. 333-234180), of Osprey Technology Acquisition Corp.

/s/ Marcum LLP

New York, NY

October 31, 2019